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                                                                    EXHIBIT 23.1










                          Independent Auditors' Consent


The Board of Directors
Heartland Financial USA, Inc.:

We consent to the use of our report dated January 21, 2004, with respect to the consolidated balance sheets of Heartland Financial USA, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

(signed) KPMG LLP


Des Moines, Iowa
March 23, 2004